Exhibit 10.11

SEPARATION AGREEMENT

          This Separation Agreement (“Agreement”) is entered into by and between Kathleen P. Iverson (“Ms. Iverson”) and CyberOptics Corporation (“CyberOptics”).

          WHEREAS, Ms. Iverson has served as Chief Executive Officer of CyberOptics and is hereby retiring and resigning her position as CEO and terminating her employment with CyberOptics effective as of January 31, 2014;

          WHEREAS, Ms. Iverson and CyberOptics are parties to a Severance Pay Agreement dated as of May 19, 2008, as amended by the Amendment to Severance Agreement dated December 31, 2011 (as amended, the “Severance Agreement”);

          WHEREAS, CyberOptics is grateful for Ms. Iverson’s loyal service and dedication, and desires to provide Ms. Iverson fair and equitable separation compensation; and

          WHEREAS, CyberOptics and Ms. Iverson desire to fully and finally settle all issues, differences and actual and potential claims between them, including, but in no way limited to, any claim that might arise out of Ms. Iverson’s employment with CyberOptics or her separation therefrom;

          NOW, THEREFORE, in consideration of the mutual promises contained herein, Ms. Iverson and CyberOptics agree as follows:

          1.          Resignation. Ms. Iverson hereby acknowledges and agrees that her employment with CyberOptics shall be terminated on, and that her last day of service to CyberOptics shall be, January 31, 2014 (the “Termination Date”). Effective as of that date, Ms. Iverson hereby resigns all positions as an officer or director of CyberOptics and any of its subsidiaries, or trustee or administrator of benefit plans of CyberOptics and any of its subsidiaries.

          2.          Separation Compensation. As consideration for Ms. Iverson’s promises and obligations under this Agreement, including but not limited to the release of claims set forth in Section 7 below, Ms. Iverson will receive the following consideration, provided that she signs and does not revoke this Agreement:

              (a)          All employment compensation through the Termination Date, including salary and benefits, and including the bonus earned with respect to the year ended December 31, 2013, which bonus shall be paid contemporaneous with payment of bonuses to employees;

              (b)          A separation payment in a lump sum amount equal to Ms. Iverson’s annual salary payable (i) with respect to $256,380 on the Termination Date, and (ii) with respect to $34,920 on the seventh business day after the Termination Date and only, with respect to this 2(b)(ii), if the release attached as Exhibit A is executed;

              (c)          Reimbursement for reasonable expenses incurred prior to the Termination Date in accordance with CyberOptics’ reimbursement policy, and submitted in a format consistent with CyberOptics’ expense reporting policy on or before the Termination Date;

(d) Amendment and extension through August 31, 2014, of the right to exercise the stock options specifically referenced in Section 3(b) that are vested on the Termination Date;

(e) All accumulated unused vacation pay through the Termination Date (Ms. Iverson’s accumulated vacation pay was 184 hours as of December 13, 2013);

              (f)          All amounts payable under CyberOptics’s 401(k) plan pursuant to, and at the time and in the manner specified in such Plan through the Termination Date (including any matching contributions from CyberOptics through such date).

          3.           No Other Rights.

          (a)          Ms. Iverson acknowledges and agrees that the consideration set forth in Section 2 is in exchange for entering into this Agreement and that the consideration set forth in Section 2(b)(ii) is in consideration of the release set forth in Exhibit A. The payments referenced in Section 2 shall be deemed to be income to Ms. Iverson solely in the year in which such payments are received by Ms. Iverson and shall not entitle Ms. Iverson to additional compensation or benefits of any kind, including but not limited to under any company bonus, stock compensation, incentive, or benefit plan or agreement, nor will it entitle Ms. Iverson to any increased retirement, 401(k) benefits or matching benefits, or deferred compensation or any other benefits. Ms. Iverson further acknowledges and agrees that the benefits to be provided to her by this Agreement shall be in full payment and satisfaction of any and all financial obligations due to Ms. Iverson from CyberOptics.

          (b)          Notwithstanding Section 3(a), CyberOptics acknowledges that Ms. Iverson holds options (the “Options”) to purchase an aggregate of 166,217 shares of CyberOptics Common Stock that shall, as described below, survive the Termination Date, including the following:

Grant Date	Total Shares	Unvested Shares	Exercise Price	Expiration Date[a]
12/7/07	13,350	-0-	$12.34	5/1/14
12/10/10	16,667	4,166	8.71	5/1/14
12/05/08	46,200	-0-	4.99	5/1/14
9/11/09	10,000	-0-	6.29	8/31/14
1/06/12	46,667	23,334	7.30	8/31/14
12/14/12	33,333	25,000	7.48	8/31/14

a.

All Options expire by their terms 90 days after the Termination Date, but pursuant to Section 2(d) above, the right to exercise the last three options in the table above, to the extent vested as of the Termination Date, is being extended through August 31, 2014.

Ms. Iverson acknowledges that to the extent listed as unvested, the Options set forth above expire on the Termination Date, and that all of the 8,750 restricted stock units held by Ms. Iverson that remain unvested on the Termination Date, shall be forfeited to CyberOptics and cancelled. CyberOptics and Ms. Iverson agree that the right to exercise the last three Options listed above, to the extent vested on the Termination Date, is hereby extended through August 31, 2014.

          4.          Tax Treatment. Ms. Iverson agrees that the amounts referenced in Section 2 will be treated as income subject to W-2 reporting and withholding pursuant to state and federal laws. It is understood that CyberOptics makes no representations or warranties with respect to the tax consequences of the payments referenced in Section 2. Ms. Iverson agrees to pay any amount that may be determined to be due and owing by her and not otherwise withheld as taxes, interest, penalties, or other government-required payments, arising out of the payments set forth in Section 2, for which she is solely responsible.

          5.          409A Compliance. This Agreement is intended to comply with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (“Code”), insofar as it relates to amounts subject to Section 409A, and this Agreement will be construed and administered accordingly. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to CyberOptics and Ms. Iverson of the applicable provision without violating the provisions of Section 409A.

          6.          Indemnity. CyberOptics hereby agrees to indemnify Ms. Iverson to the fullest extent permitted by Minnesota Statutes Section 302A.521 for any proceeding resulting from Ms. Iverson’s official capacity while an employee, or director, of CyberOptics. CyberOptics agrees that such indemnity shall apply to disputes arising out of or resulting from any matter, fact or thing occurring prior to the Termination Date even though commenced after such date.

          7.          Release of Claims.

          (a) Ms. Iverson, on behalf of herself, her spouse, successors, heirs, and assigns, hereby forever releases and discharges CyberOptics (including its parents, subsidiaries, directors, officers, employees, agents, predecessors, successors, assigns, shareholders and insurers) (the “Released Parties”) to the fullest extent permitted by law from any and all claims, debts, liabilities, demands, promises, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, including liquidated damages or punitive damages, actions, and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, fixed or contingent, arising out of any act or omission occurring before Ms. Iverson’s execution of this Agreement (except any claims arising out of or contemplated by this Agreement, and any claims under federal and state law that may not be released as a matter of law) including but not limited to: (a) any claims based on, arising out of, or related to Ms. Iverson’s employment with, or the termination of her employment with, CyberOptics, or her membership on CyberOptics’s Board of Directors or the termination thereof, and any claims for compensation of any kind, including without limitation, amounts due under any contract, all regular salary, expenses, distributions, earned but unused vacation, bonuses and incentive compensation, and stock options; (b) any claims arising from rights under federal, state and/or local laws, including but not limited to those related to any form of retaliation, harassment or discrimination on any basis, or any related cause of action, and any labor code provisions, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Americans with Disability Act of 1990, as amended; the Occupational Safety and Health Act, as amended; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; the Family and Medical Leave Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Minnesota Human Rights Act; Minn. § 181.81; Minn. Stat. § 176.82; Minn. Stat. §§ 181.931, 181.932, 181.935; and/or Minn. Stat. §§ 181.940–181.944; and any provision of the Minnesota or federal constitutions; (c) any claims grounded in contract or tort theories, including but not limited to claims for wrongful discharge, breach of express or implied contract; breach of implied covenant of good faith and fair dealing; tortious interference with contractual relations or prospective economic benefit; promissory estoppel; breach of promise; breach of manuals or other policies; violation of public policy; fraud; misrepresentation; defamation, including libel, slander, and self-publication defamation; negligence; negligent hiring, supervision or retention; assault; battery; invasion of privacy; false imprisonment; infliction of emotional distress; harassment; or any other wrongful or unlawful acts, omissions, statements or practices; and/or (d) any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind.

          (b) In consideration of and as a condition to the payment pursuant to Section 2(b), Ms. Iverson shall sign the confirming release attached hereto as Exhibit A on the Termination Date.

          (c) Ms. Iverson represents that, as of the date she signs this Agreement, she is not aware of any violations of federal or state law or regulation or CyberOptics policy, and that she is not aware of any facts which would constitute a violation of any federal or state law or regulation or CyberOptics policy. Ms. Iverson further represents and warrants that she has not violated any federal or state law, statute, regulation, or ordinance. Based in part thereon, CyberOptics hereby releases and discharges Ms. Iverson from any and all liability for damages or claims of any kind, and agrees not to institute any claim for damages or otherwise, by charge or otherwise against Ms. Iverson for any claims, including, but not limited to any statutory, contract, quasi contract, or tort claims, whether developed or undeveloped, arising from or related to Ms. Iverson’s employment with CyberOptics, and/or the cessation of Ms. Iverson’s employment with CyberOptics, except to the extent such claims or liability arise out of conduct by Ms. Iverson with respect to which she would not be permitted indemnity under Minnesota Law.

          8.          ADEA Compliance. Ms. Iverson has been informed of her right to review and consider this Agreement for 21 calendar days, if she so chooses. Ms. Iverson further agrees and acknowledges that (a) her waiver of rights under this Agreement is knowing and voluntary as required under the Age Discrimination in Employment Act (“ADEA”);(b) she understands the terms of this Agreement;(c) CyberOptics advises Ms. Iverson to consult with an attorney prior to executing this Agreement;and (d) she may rescind this Agreement insofar as it extends to potential claims under the ADEA by providing written notice to CyberOptics within seven (7) calendar days after the date of her signature below. To be effective, the rescission must be in writing and delivered to CyberOptics either by hand or by mail within the seven (7)-day period. If delivered by mail, the rescission must be: (i) postmarked within the seven (7)-day period;properly addressed to Chief Financial Officer, CyberOptics Corporation, 5900 Golden Hills Drive, Minneapolis, MN 55416;and (iii) sent by certified mail, return receipt requested. In the event of such a rescission, (1) all of CyberOptics’ obligations under the Agreement shall be null and void, but the cessation of Ms. Iverson’s employment will be unaffected, and (2) any payments made as of that date by CyberOptics pursuant to Section 2, above, shall be immediately repaid by Ms. Iverson to CyberOptics.

          9.          MHRA Compliance. Ms. Iverson also has been informed of her right to rescind this Agreement insofar as it extends to potential claims under the Minnesota Human Rights Act (“MHRA”), Minn. Stat. § 363A, et seq., by providing written notice to CyberOptics within fifteen (15) calendar days after the date of her signature below. To be effective, the rescission must be in writing and delivered to CyberOptics either by hand or by mail within the fifteen (15)-day period.

If delivered by mail, the rescission must be: (i) postmarked within the fifteen (15)-day period;properly addressed to Chief Financial Officer, CyberOptics Corporation, 5900 Golden Hills Drive, Minneapolis, MN 55416;and (iii) sent by certified mail, return receipt requested. In the event of such a rescission, (1) all of CyberOptics’s obligations under the Agreement shall be null and void, but the cessation of Ms. Iverson’s employment will be unaffected, and (2) any payments made as of that date by CyberOptics pursuant to paragraph 2, above, shall be immediately repaid by Ms. Iverson to CyberOptics.

          10.          Severance Agreement. Ms. Iverson hereby acknowledges that the Severance Agreement shall terminate as of the Termination Date.

          11.          Confidentiality of this Agreement. The terms of this Agreement shall remain strictly confidential between the parties hereto, and shall not be disclosed to third persons; provided, however, that Ms. Iverson may disclose such terms to her spouse and immediate family, and that the parties may disclose the terms to their respective legal counsel, accountants and financial advisors so long as such counsel, accountants and advisors agree to maintain the confidentiality thereof and provided further that such terms may be disclosed where compelled by judicial process, by the rules and regulations of the Securities and Exchange Commission or by the Internal Revenue Service or other appropriate agency, or in any proceedings in which one of the parties hereto alleges a breach of, or seeks the enforcement of, this Agreement.

          12.          Return of Company Records and Property. By January 31, 2014, Ms. Iverson shall deliver to CyberOptics all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of CyberOptics or which relate in any way to the business, products, practices or techniques of CyberOptics , and all other property, trade secrets and confidential information of CyberOptics, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the CyberOptics, which in any of these cases are in her possession or under her control.

          13.          Agreement to Cooperate. Upon request, Ms. Iverson agrees to give reasonable assistance and cooperation in any matter relating to her expertise or experience as CyberOptics may request, including but not limited to (1) providing information concerning, or assistance with, investigations, claims, litigations, matters or projects in which Ms. Iverson was involved or as to which Ms. Iverson potentially has knowledge by virtue of her employment with CyberOptics, and/or (2) Ms. Iverson’s attendance and truthful testimony where deemed appropriate by CyberOptics, with respect to any investigation or CyberOptics’s defense or prosecution of any existing or future claims or litigations relating to matters in which Ms. Iverson was involved or as to which Ms. Iverson potentially has knowledge by virtue of her employment with CyberOptics. To the extent permitted by law, CyberOptics will reimburse Ms. Iverson’s reasonable expenses incurred in connection with any travel that may be required to fulfill her obligation under this paragraph.

          14.          Disparagement. Ms. Iverson agrees she will refrain from making any comments or statements concerning CyberOptics, either in writing, electronically, orally, or otherwise that (a) are disparaging or defamatory or portray CyberOptics in a negative light; (b) in any way impair the reputation, goodwill, or legitimate business interest of CyberOptics; or (c) disparage the employees, agents, officers, directors, pricing, products, policies, or services of CyberOptics. CyberOptics agrees that its directors and executive officers will refrain from making any statements, whether in writing, electronically, orally, or otherwise, that are disparaging or defamatory of Ms. Iverson. Notwithstanding the above, nothing herein shall preclude the parties from testifying truthfully in administrative proceedings, or under oath or under power of a subpoena.

          15.          No Admission. This Agreement shall not in any way be construed as an admission by CyberOptics that it has acted wrongfully with respect to Ms. Iverson or any other person, or that Ms. Iverson has any rights whatsoever against CyberOptics. CyberOptics specifically disclaims any liability to, or wrongful acts against, Ms. Iverson or any other person, on the part of itself, its directors, its officers, its employees, its representatives or its agents.

          16.          Remedies. Any breach by Ms. Iverson of her covenants under this Agreement will likely cause irreparable harm to CyberOptics or its affiliates for which money damages could not reasonably or adequately compensate CyberOptics or its affiliates. Accordingly, CyberOptics or any of its affiliates shall be entitled to seek all forms of injunctive relief (whether temporary, emergency, preliminary, prospective, or permanent) to enforce such covenants, in addition to damages and other available remedies, and Ms. Iverson consents to the issuance of such an injunction without the necessity of CyberOptics or any such affiliate posting a bond, or if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount. In the event that injunctive relief or damages are awarded to CyberOptics or any affiliate for any breach by Ms. Iverson of her covenants under this Agreement, Ms. Iverson further agrees that CyberOptics shall be entitled to recover its costs and attorney’s fees necessary to obtain such remedies.

          17.          Waiver of Breach. The waiver by CyberOptics of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          18.          Miscellaneous.

          (a)          Entire Agreement. Except for any confidentiality, non-competition or similar provisions in other agreements between CyberOptics and Ms. Iverson that continue to be applicable after Ms. Iverson’s employment ends, which are hereby specifically preserved, this Agreement is the entire agreement between Ms. Iverson and CyberOptics concerning Ms. Iverson’s employment and the separation of Ms. Iverson’s employment and it supersedes all other agreements and arrangements relating to the end of Ms. Iverson’s employment including, without limitation, the Severance Agreement. It is Ms. Iverson’s intent to be legally bound by the terms of this Agreement. No amendments, modifications or waivers of this Agreement shall be binding unless made in writing and signed by both Ms. Iverson and a representative of CyberOptics so authorized by the Board of Directors.

          (b)          Nonassignable. This Agreement is personal to Ms. Iverson and may not be assigned by Ms. Iverson without the written agreement of CyberOptics.

          (c)          Severability. Ms. Iverson and CyberOptics agree that if any part, term, or provision of this Agreement should be held to be unenforceable, invalid, or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid, or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of this Agreement shall not be affected or impaired in any way. However, if Ms. Iverson’s release of claims set forth in this Agreement is held invalid, illegal, or unenforceable, CyberOptics may void this Agreement.

          (d)          Governing Law. This Agreement will be governed by the laws of the State of Minnesota, without giving effect to its conflict of laws rules. Any action brought by Ms. Iverson or CyberOptics with respect to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of Minnesota.

          (e)          Consultation. Ms. Iverson hereby affirms and acknowledges that she has read the foregoing Agreement, that she has hereby been advised to consult with an attorney prior to signing this Agreement, and that she has done so. Ms. Iverson agrees that the provisions set forth in this Agreement are written in language understandable to her and further affirms that she understands the meaning of the terms of this Agreement and their effect. Ms. Iverson represents that she enters into this Agreement freely and voluntarily.

          (f)          Construction. Ms. Iverson acknowledges and agrees that no promises or representations have been made to induce her to sign this Agreement other than as expressly set forth herein and that she has signed this Agreement as a free and voluntary act. Further, this Agreement has been entered into after review of its terms by Ms. Iverson and her counsel. Therefore, there shall be no strict construction for or against either party. No ambiguity or admission shall be construed against CyberOptics on the grounds that this Agreement or any of its provisions was drafted or prepared by CyberOptics.

          (g)          Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          (h)          Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

          By signing below, Ms. Iverson acknowledges and affirms that she has read this Agreement completely. Ms. Iverson also acknowledges and affirms that:

•	She has had a sufficient period of at least twenty-one (21) days within which to consider whether or not to accept this Agreement;

•	The provisions of this Agreement are understandable to her;

•	She has had an opportunity to consult with an attorney of her choice, CyberOptics has encouraged her to do so, and she has freely exercised that opportunity to the extent desired; and

•	She has entered into this Agreement freely and voluntarily.

          IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Dated: December 20, 2013	/s/ Kathleen P. Iverson
Kathleen P. Iverson

Dated: December 20, 2013	CYBEROPTICS CORPORATION

	By	/s/ Subodh Kulkarni
Subodh Kulkarni, Chairman

Exhibit A

          The undersigned, Kathleen P. Iverson (“Ms. Iverson”) is retiring from her employment position with CyberOptics Corporation (“CyberOptics”) effective as of the date of this Exhibit A, resigning all her positions as an officer and director of CyberOptics, and terminating all other employment positions, all consistent with a Separation Agreement dated as of December 20, 2013 (the “Separation Agreement”). Consistent with Section 7(b) of the Separation Agreement, Ms. Iverson agreed to execute this Exhibit A on her Termination Date.

          1. Release of Claims. In exchange for the $34,920 payment set forth in Section 2(b)(ii) of the Separation Agreement, Ms. Iverson, on behalf of herself, her spouse, successors, heirs, and assigns, hereby forever releases and discharges CyberOptics (including its parents, subsidiaries, directors, officers, employees, agents, predecessors, successors, assigns, shareholders and insurers) (the “Released Parties”) to the fullest extent permitted by law from any and all claims, debts, liabilities, demands, promises, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, including liquidated damages or punitive damages, actions, and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, fixed or contingent, arising out of any act or omission occurring before the date Ms. Iverson signs this Exhibit A. Ms. Iverson agrees that the release of claims in this Exhibit A includes, but is not limited to, any claims Ms. Iverson may have under: Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Americans with Disability Act of 1990, as amended; the Occupational Safety and Health Act, as amended; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; the Family and Medical Leave Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Minnesota Human Rights Act; Minn. § 181.81; Minn. Stat. § 176.82; Minn. Stat. §§ 181.931, 181.932, 181.935; and/or Minn. Stat. §§ 181.940–181.944; and any provision of the Minnesota or federal constitutions; any claims grounded in contract or tort theories, including but not limited to claims for wrongful discharge, breach of express or implied contract; breach of implied covenant of good faith and fair dealing; tortious interference with contractual relations or prospective economic benefit; promissory estoppel; breach of promise; breach of manuals or other policies; violation of public policy; fraud; misrepresentation; defamation, including libel, slander, and self-publication defamation; negligence; negligent hiring, supervision or retention; assault; battery; invasion of privacy; false imprisonment; infliction of emotional distress; harassment; or any other wrongful or unlawful acts, omissions, statements or practices; and/or any other claim of any kind whatsoever, including but not limited to any claim for damages or declaratory or injunctive relief of any kind.

          2. Time to accept. Ms. Iverson will have 21 days from the date of the Separation Agreement to consider whether to sign this Exhibit A. Changes to this Exhibit A, whether material or immaterial, will not restart the 21-day consideration period. During this time, CyberOptics advises Ms. Iverson to consult with an attorney of your choice. To receive the consideration described in Section 2(b)(ii) of the Separation Agreement, Ms. Iverson must sign this Exhibit A and return the signed original to the Chief Financial Officer, CyberOptics Corporation, 5900 Golden Hills Drive, Minneapolis, MN 55416.

          3. Right to Revoke and Rescind. Ms. Iverson is hereby informed of her right to revoke her release of claims under this Exhibit A, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing CyberOptics of her intent to do so within seven (7) calendar days following your signing of this Exhibit A. Ms. Iverson is also informed of her right to rescind her release of claims, insofar as it extends to potential claims under the Minnesota Human Rights Act, by delivering a written rescission to CyberOptics within fifteen (15) calendar days after your signing of this Exhibit A. These rescission and revocation periods will run concurrently. Ms. Iverson understands that any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to Chief Financial Officer, CyberOptics Corporation, 5900 Golden Hills Drive, Minneapolis, MN 55416. If Ms. Iverson exercises her right to revoke or rescind any portion of this release of claims, CyberOptics may, at its option, either nullify the Separation Agreement and this Exhibit A in their entirety, or keep them in effect in all respects other than as to that portion of your release of claims that Ms. Iverson has revoked or rescinded (except that your employment ended on the Termination Date). Ms. Iverson agrees and understands that if CyberOptics chooses to nullify the Separation Agreement and Exhibit A in its entirety, CyberOptics will have no obligations under the Separation Agreement and this Exhibit A.

          3. Miscellaneous. The signing of this Exhibit A and payment of the consideration described in the attached Agreement do not represent any admission of wrongdoing or violation of any statute, agreement, or common law by CyberOptics. This Exhibit A shall be governed by and interpreted in accordance with the laws of the State of Minnesota. To the extent any clause or provision of this Exhibit A shall be determined to be invalid and/or unenforceable, such a clause or provision shall be deleted and the validity and enforceability of the remainder of this Exhibit A shall be unaffected. Any action between Ms. Iverson and CyberOptics relating to her employment or termination of employment with CyberOptics, including, without limitation, actions relating to or arising under the Separation Agreement and/or this Exhibit A, shall be filed and adjudicated exclusively in the state and federal courts of the State of Minnesota, and Ms. Iverson and CyberOptics hereby consent to the jurisdiction of such courts for any such action and further waive any objection to the convenience of the forum or venue.

          4. Employee Representation. Ms. Iverson agrees and acknowledge that she has received and read this Exhibit A, that the provisions of this Exhibit A are understandable to her, and that she fully appreciates and understands the meaning of the terms of this Exhibit A and their effect. Ms. Iverson agrees that no promise or inducement has been offered except as set forth in this Exhibit A, and that Ms. Iverson IS signing this Exhibit A without reliance upon any statement or representation by CyberOptics or any representative or agent of CyberOptics except as set forth in this Exhibit A. Ms. Iverson agrees and acknowledges that she has been provided with a reasonable and sufficient period of twenty-one (21) days within which to consider whether or not to accept this Exhibit A, and she has been advised to consult with an attorney for advice in connection with this Exhibit A prior to signing the Exhibit A, which advice she has taken. Ms. Iverson acknowledges and agrees that she has entered into this Exhibit A freely and voluntarily.

Dated: January 31, 2014	/s/ Kathleen P. Iverson
Kathleen P. Iverson

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